UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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ACTUANT CORPORATION

(Exact name of registrant as specified in its charter)

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ACTUANT CORPORATION

13000 West Silver Spring Drive

BUTLER, WISCONSIN 53007

(414) 352-4160

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

    ACTUANT CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of Actuant Corporation, a Wisconsin corporation, will be held on January 15, 2008 at 8:00 a.m. pacific time at Miramonte Resort, 45-000 Indian Wells Lane, Indian Wells, California, for the following purposes:

1.	To elect a board of nine directors; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof;

all as set forth in the accompanying Proxy Statement.

The board of directors has fixed the close of business on November 12, 2007 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof.

Whether or not you expect to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States. It is important that your shares be represented at the Annual Meeting, whether your holdings are large or small. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Butler, Wisconsin

December 3, 2007

ACTUANT CORPORATION

13000 West Silver Spring Drive

BUTLER, WISCONSIN 53007

(414) 352-4160

PROXY STATEMENT

This Proxy Statement and accompanying proxy are being first mailed to shareholders on or about December 3, 2007

This Proxy Statement and accompanying proxy are furnished to the shareholders of Actuant Corporation (the “Company”) in connection with the solicitation of proxies by the board of directors of the Company for use at the Annual Meeting of Shareholders on Tuesday, January 15, 2008 (the “Meeting”), and at any adjournment thereof. Accompanying this Proxy Statement is a Notice of Annual Meeting of Shareholders and a form of proxy for such Meeting. The Company’s Annual Report on Form 10-K for the year ended August 31, 2007, which constitutes the 2007 Annual Report to Shareholders and accompanies this Proxy Statement, contains financial statements and certain other information concerning the Company.

A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Corporate Secretary prior to the Meeting, or by attending and voting at the Meeting. Attendance at the Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by all properly executed proxies received in time for the Meeting will be voted in accordance with the shareholder’s directions. If no directions are specified on a duly submitted proxy, the shares will be voted, in accordance with the recommendations of the board of directors, FOR the election of the directors nominated by the board of directors and in accordance with the discretion of the persons appointed as proxies on any other matters properly brought before the Meeting.

The cost of soliciting proxies, including forwarding expense to beneficial owners of stock held in the name of another, will be borne by the Company. In addition, officers and employees of the Company may solicit the return of proxies from certain shareholders by telephone or meeting. Such officers and employees will receive no compensation therefor in addition to their regular compensation. Shares held for the accounts of participants in the Actuant Corporation 401(k) Plan (the “401(k) Plan”) will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of such plan. Shares held for the accounts of the participants in the Actuant Corporation Deferred Compensation Plan (the “Employee Deferred Compensation Plan”) will be voted by the trustee of the plan in accordance with its terms.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, constitutes a quorum for action on a matter at the Meeting. Abstentions are counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner will be treated as shares present for purposes of determining the presence or absence of a quorum. The voting requirements and the procedures described below are based upon provisions of the Wisconsin Business Corporation Law, the Company’s articles of incorporation and bylaws, and any other requirements applicable to the matters to be voted upon.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes.

On November 12, 2007, the record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting of Shareholders, the Company’s outstanding capital stock consisted solely of 55,744,217 shares of Class A Common Stock. Each share of Class A Common Stock outstanding on the record date is entitled to one vote on all matters submitted at the Meeting.

References to “fiscal year 2008,” “fiscal year 2007,” and “fiscal year 2006,” and other similar references refer to the Company’s fiscal years ending or ended on August 31, 2008, 2007 and 2006, respectively.

The Company’s Class A Common Stock is referred to hereinafter as “common stock.”

CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of September 30, 2007, unless otherwise indicated, certain information with respect to the beneficial ownership of common stock by persons known by the Company to beneficially own more than 5% of the outstanding shares of common stock, by the directors and nominees for director, by each executive officer of the Company named in the Summary Compensation Table below and by the Company’s executive officers and directors as a group. Shares are deemed to be beneficially owned by any person or group who has the power to vote or direct the vote or the power to dispose or direct the disposition of such shares, or who has the right to acquire beneficial ownership thereof within 60 days.

On October 18, 2007, the Company announced that the board of directors approved a two-for-one stock split of its common stock, which was paid on November 8, 2007 to shareholders of record on October 29, 2007. The stock split was in the form of a stock dividend, with each shareholder receiving an additional share of stock for each share held. All references to the number of shares of common stock and the price per share in this Proxy Statement have been restated to reflect the stock split.

Beneficial Owner (1)	Amount and Nature		Percent of Class
Five Percent Shareholders:
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, Maryland 21202	7,436,160	(2)	13.4%
Capital Research and Management Company 333 South Hope Street, 55th Floor Los Angeles, CA 90071	3,550,000	(2)	6.4%
Westfield Capital Management Company, Inc. One Financial Center Boston, MA 02111	3,372,632	(2)	6.1%

Beneficial Owner (1)	Amount and Nature		Percent of Class

Named Executive Officers and Director Nominees:
Robert C. Arzbaecher President and Chief Executive Officer and Director	1,467,106	(3)	2.6%
William S. Blackmore Executive Vice President—Actuation Systems and Engineered Products	109,360	(4)	*
Gustav H.P. Boel Executive Vice President and Director	88,524	(5)	*
Thomas J. Fischer, Director	38,000	(6)	*
Mark E. Goldstein, Executive Vice President and Chief Operating Officer	264,568	(7)	*
William K. Hall, Director	66,000	(8)	*
R. Alan Hunter, Jr., Director	—		*
Andrew G. Lampereur, Executive Vice President and Chief Financial Officer	405,578	(9)	*
Robert A. Peterson, Director	46,800	(10)	*
William P. Sovey, Director	70,740	(11)	*
Dennis K. Williams, Director	—		*
Theodore C. Wozniak, Vice President—Corporate Development	23,006	(12)	*
Larry D. Yost, Director	20,000	(13)	*

Directors Not Continuing in Office:
Kathleen J. Hempel, Director	64,000	(14)	*
All Directors and Executive Officers (15 persons)	2,664,588	(15)	4.8%

*	Less than 1%.

(1)	Unless otherwise noted, the specified person has sole voting power and/or dispositive power over the shares shown as beneficially owned.

(2)	Share ownership as of September 30, 2007 based on a report issued to the Company by a third party service provider.

(3)	Includes 2,400 shares held by spouse, 2,200 shares held by his children through a custodian, 26,732 shares held in the 401(k) Plan, 3,900 shares held in an individual IRA Account, 60,000 shares held by a family limited partnership and 6,354 shares held in the Employee Deferred Compensation Plan. Also includes 787,380 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007.

(4)	Includes 4,104 shares held in the 401(k) Plan and 1,256 shares held in the Employee Deferred Compensation Plan. Also includes 74,000 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007.

(5)	Includes 42,000 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007. Excludes 4,300 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(6)	Includes 32,000 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007.

(7)	Includes 4,254 shares held in the 401(k) Plan, 5,500 shares held in an individual IRA Account, 1,172 shares held in the Employee Stock Purchase Plan, 176,000 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007 and 10,642 shares held in the Employee Deferred Compensation Plan.

(8)	Includes 56,000 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007. Excludes 16,396 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(9)	Includes 9,928 shares held in the 401(k) Plan, 28,000 shares held in an individual IRA Account, 728 shares held in the Employee Stock Purchase Plan, 263,200 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007 and 1,722 shares held in the Employee Deferred Compensation Plan.

(10)	Includes 10,400 shares held in an individual IRA account and 32,000 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007. Excludes 8,024 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(11)	Includes 68,000 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007, and 740 shares held by a family limited partnership. Excludes 22,560 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(12)	Includes 844 shares held in the 401(k) Plan, 162 shares held in the Employee Deferred Compensation Plan, and 6,000 shares held in an individual IRA Account.

(13)	Includes 20,000 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007. Excludes 4,368 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which he does not have any voting or dispositive power.

(14)	Includes 56,000 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007.

(15)	Includes 53,800 shares held in individual IRA accounts, 60,740 shares held by a family limited partnership, 2,400 shares held by spouses, 2,200 shares held by a custodian for minor children, 2,588 shares held in the Employee Stock Purchase Plan, 46,080 shares held in the 401(k) Plan and 20,134 shares held in the Employee Deferred Compensation Plan. Also includes 1,606,580 shares issuable pursuant to options exercisable currently or within 60 days of September 30, 2007. Excludes 55,648 phantom stock units held in the Outside Directors’ Deferred Compensation Plan, as to which none of the directors has any voting or dispositive power.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of ten members. Kathleen J. Hempel will not be standing for reelection at the Meeting following seven years of service on the board. The size of the board will be reduced to nine members and, at the Meeting, nine directors will be elected to serve until the next annual meeting of shareholders and until their successors shall be elected and qualified. It is the intention of the persons named in the accompanying form of proxy to nominate as directors and, unless otherwise specified in a proxy by a shareholder, to vote such proxy for the election of the persons named below. In the event any of the nominees should become unable to serve as a director, an eventuality which management has no reason to believe will occur, proxies may be voted for another nominee. Each person named below is presently serving as a director of the Company.

Directors standing for re-election	Age	Director Since
Robert C. Arzbaecher	47	2000
President and Chief Executive Officer
Gustav H.P. Boel	62	2000
Executive Vice President
Thomas J. Fischer (2)	60	2003
Consultant in corporate financial and accounting matters, retired partner of Arthur Andersen LLP
William K. Hall (1)(2)	64	2001
Chairman, Procyon Technologies, Inc. (holding company focused on the acquisition and growth of suppliers to the global aerospace and defense industry)
R. Alan Hunter, Jr.	60	2007
Former President and Chief Operating Officer, The Stanley Works (a multi-national manufacturer and marketer of tools, hardware and specialty hardware products)
Robert A. Peterson (1)(2)	51	2003
President and Chief Executive Officer of Norcross Safety Products L.L.C. (manufacturer and marketer of personal safety equipment)
William P. Sovey (1)(3)	74	2000
Former Chairman and Chief Executive Officer of Newell Rubbermaid, Inc. (a multinational manufacturer and marketer of branded consumer products)
Dennis K. Williams (1)(3)	62	2006
Former President, Chief Executive Officer and Chairman of IDEX Corporation (a manufacturer of engineered industrial products)
Larry D. Yost (1)(3)	69	2004
Former Chairman and Chief Executive Officer of ArvinMeritor Inc. (a multi- national manufacturer of vehicle systems)

Directors not standing for re-election
Kathleen J. Hempel (2)(3)	57	2000
Private investor and former Vice Chairman and Chief Financial Officer of Fort Howard Corp. (a manufacturer, converter and marketer of sanitary tissue products)

(1)	Member of the Compensation Committee of the Board of Directors.

(2)	Member of the Audit Committee of the Board of Directors.

(3)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

All of the directors have held the positions with the Company or other organizations shown in the above table during the past five years, except that William K. Hall was Chairman, President and Chief Executive Officer of Procyon Technologies from 2000 to 2003.

Robert C. Arzbaecher is a director of CF Industries Holdings, Inc. Thomas J. Fischer is a director of Badger Meter, Inc., Regal-Beloit Corporation and Wisconsin Energy Corporation. William K. Hall is a director of A.M. Castle & Co., Great Plains Energy, Inc., Stericycle, Inc. and W.W. Grainger, Inc. Kathleen J. Hempel is a director of Whirlpool Corp. and Oshkosh Truck Corp. R. Alan Hunter, Jr. is a trustee of Select/MML Series Investment Funds. William P. Sovey is a director of Teco Energy, Inc. Dennis K. Williams is a director of Ametek, Inc., Owens-Illinois, Inc. and Washington Group International, Inc. Larry D. Yost is a director of Intermec, Inc., Kennametal Inc. and Milacron Inc.

CORPORATE GOVERNANCE MATTERS

Board Meetings

There were five meetings of the board of directors (and one action by unanimous consent), eight meetings of the audit committee, six meetings of the compensation committee and four meetings of the nominating and corporate governance committee during the fiscal year ended August 31, 2007. During the period in the last fiscal year in which they served, all members of the board of directors attended at least 75% of the aggregate number of meetings of the board of directors and all the committees on which they served.

Committees

The compensation committee of the board of directors determines the compensation of the Company’s executive officers, administers incentive compensation plans and equity-based plans maintained by the Company, makes recommendations to the board of directors with respect to the amendment, termination or replacement of such plans, recommends to the board of directors the compensation for board members and conducts an annual evaluation of the performance of the compensation committee. The compensation committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange listing standards.

The nominating and corporate governance committee of the board of directors is responsible for evaluating and nominating prospective members for the Company’s board of directors and for exercising a leadership role in developing, maintaining and monitoring the Company’s corporate governance policies and procedures. The nominating and corporate governance committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange listing standards.

The audit committee of the board of directors performs oversight responsibilities as they relate to the Company’s accounting policies and internal controls, financial reporting practices and legal and regulatory compliance, including, among other things:

•	the integrity of the Company’s financial statements;

•	the Company’s compliance with legal and regulatory requirements;

•	review of the independent auditor’s qualifications and independence; and

•	the performance of the Company’s internal audit function and the Company’s independent auditors.

In addition, the audit committee maintains, through regularly scheduled meetings, a line of communication between the board of directors and the Company’s financial management, internal auditors and independent accountants, and prepares the report to be included in the Company’s annual proxy statement, as required by the Securities and Exchange Commission rules and regulations. One of the Company’s audit committee members, Mr. Fischer, serves on three other audit committees. The Company’s board has affirmatively determined that such simultaneous service does not impair Mr. Fischer’s ability to effectively serve on our audit committee. The audit committee is comprised entirely of independent directors as defined and required by applicable New York Stock Exchange listing standards and Securities and Exchange Commission rules and regulations.

Each of the committees of the board of directors has adopted a written charter to govern its operations. Copies of the charters are posted on the Company’s website at www.actuant.com.

Independence of Directors; Financial Expert

The board has determined that each of Thomas J. Fischer, William K. Hall, Kathleen J. Hempel, R. Alan Hunter, Jr., Robert A. Peterson, William P. Sovey, Dennis K. Williams and Larry D. Yost (i) is “independent” within the definitions contained in the current New York Stock Exchange listing standards and the Company’s Corporate Governance Guidelines and (ii) has no other “material relationship” with the Company that could interfere with his or her ability to exercise independent judgment. In addition, the board has determined that each member of the audit committee is “independent” within the definition contained in current Securities and Exchange Commission rules. Furthermore, the board has determined that all members of our audit committee meet the financial literacy requirements of the New York Stock Exchange and qualify as “audit committee financial experts” as defined by the Securities and Exchange Commission.

Communications with Directors

The board has adopted a process for communications with shareholders and other interested parties. Shareholders and other interested parties who want to communicate with the board, the non-management directors as a group, or any individual director can write to:

Actuant Corporation

13000 West Silver Spring Drive

Butler, Wisconsin 53007

Attention: Chairman

Your letter should indicate that you are an Actuant shareholder. Depending on the subject matter, management will:

•	Forward the communication to the director or directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

At each board meeting, a member of management presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

Lead Director

The independent board members have elected a lead, independent director to serve a renewable one-year term. The lead director presides over executive sessions of the independent directors; serves as liaison between the Chairman and Chief Executive Officer of the Company and other independent directors; consults with the Chairman and Chief Executive Officer of the Company as to appropriate scheduling and agendas of meetings of the board; and serves as the principal liaison for communication by shareholders and employees directed specifically toward non-management directors. Mr. Hall currently serves as lead director.

Board Executive Sessions

The non-employee directors of the board regularly meet alone without any members of management being present. Mr. Hall, the lead director, presides at these sessions.

Board Attendance at Annual Meeting

The Company has no formal policy with respect to attendance of the directors at the Company’s Annual Meeting of Shareholders. All then members of the board attended the 2007 Annual Meeting of Shareholders.

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines, the current version of which may be found on the corporate governance page of our website at www.actuant.com. These guidelines reflect the board’s commitment to a system of governance which enhances corporate responsibility and accountability.

Codes of Conduct

The Company has a compliance plan and code of conduct that applies to all officers, directors, and employees of the Company (the “Code of Conduct”). The Code of Conduct is available on the corporate governance page of our website at www.actuant.com.

The Company has also adopted a code of ethics that applies to its senior corporate executive team, including its Chief Executive Officer, Chief Financial Officer and Controller. The code of ethics is posted on our website at www.actuant.com. The Company intends to post amendments to, or waivers from, provisions of its code of ethics that apply to the Chief Executive Officer, Chief Financial Officer or Controller on the Company’s website.

Information Available Upon Request

Copies of the Company’s committee charters, corporate governance guidelines, Code of Conduct and code of ethics will be provided free of charge upon written request directed to our Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007.

Directors Selection Procedures

The nominating and corporate governance committee has a role in identifying director candidates consistent with criteria established by the board, including the slate of directors presented for election at the Meeting. Historically, the Company has not had a formal policy concerning shareholder recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will consider recommendations from shareholders concerning the nomination of directors. Recommendations should be submitted in writing to the Company and state the shareholder’s name and address, the name and address of the candidate, and the qualifications of and other detailed background information regarding the candidate. To be included in a proxy statement, recommendations must be received by the Company not less than 120 calendar days preceding the date of release of the prior year’s proxy statement. The Company has not received any shareholder recommendations of director candidates with regard to the election of directors covered by this Proxy Statement or otherwise. The direct nomination of a director by shareholders must be made in accordance with the advance written notice requirements of the Company’s Bylaws. For consideration at the 2009 Annual Meeting, direct nominations must be received by the Company by September 17, 2008, but no earlier than August 18, 2008.

Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to board duties.

In evaluating director nominees, the nominating and corporate governance committee also considers the following factors:

•	the needs of the Company with respect to the particular talents and experience of its directors;

•	the knowledge, skills and experience of nominees;

•	familiarity with national and international business matters;

•	experience with accounting rules and practices;

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members; and

•	the appropriate size of the Company’s board of directors.

The nominating and corporate governance committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the nominating and corporate governance committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. We have not set a limit with regard to the number of boards on which our directors may serve, but we consider service on others boards as a factor in the director selection process. The nominating and corporate governance committee does, however, believe it appropriate for at least one, and, preferably, several, members of the board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of the board meet the definition of “independent director” under New York Stock Exchange listing standards. The nominating and corporate governance committee also believes it appropriate for certain key members of the Company’s management to participate as members of the board.

The nominating and corporate governance committee identifies nominees by first evaluating the current members of the board of directors willing to continue in service. Current members of the board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating and corporate governance committee or the board decides not to nominate a member for re-election, the nominating and corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the nominating and corporate governance committee and board of directors are polled for suggestions as to individuals meeting the criteria of the nominating and corporate governance committee. Research may also be performed to identify qualified individuals. From time to time, the Company has engaged third parties search firms to identify, evaluate or assist in identifying potential nominees.

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

The audit committee of the board of directors oversees and monitors the Company’s management and independent registered public accounting firm (currently PricewaterhouseCoopers LLP) throughout the financial reporting process. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the audit committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results of operations and the assessment of the Company’s internal control over financial reporting. The audit committee has discussed significant accounting policies applied by the Company in its financial statements. Management represented to the audit committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

Additionally, the audit committee has done, among other things, the following:

•	discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit;

•

met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting;

•	reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2007 with the Company’s management and PricewaterhouseCoopers LLP;

•	discussed with PricewaterhouseCoopers LLP those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380); and

•

received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the foregoing, the audit committee recommended to the board of directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended August 31, 2007.

The audit committee also reviewed management’s process designed to achieve compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and received periodic updates regarding management’s progress.

No member of the audit committee is employed by or has any other material relationship with the Company. The board of directors has determined that each member of the audit committee qualifies as an audit committee financial expert under Securities and Exchange Commission regulations, and the audit committee is comprised entirely of independent directors as required by the New York Stock Exchange listing standards and the applicable rules of the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Thomas J. Fischer, Chairman

William K. Hall

Kathleen J. Hempel

Robert A. Peterson

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section of our proxy statement provides information regarding the fiscal 2007 compensation program for our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers, collectively referred to as our Named Executive Officers (“NEOs”). It explains our compensation philosophy and the structure of our compensation programs. It includes information on the methodologies used to determine the elements of executive compensation and the reason we use these elements in our compensation programs.

Oversight of the Executive Compensation Program

The compensation committee of the board of directors (the “Committee”) is primarily responsible for administering the Company’s executive compensation program. Accordingly, the Committee reviews and approves all elements of the executive compensation program that cover our NEOs. The Committee is comprised of independent directors as defined by the New York Stock Exchange listing standards and Securities and Exchange Commission rules and regulations. In executing its role, the Committee engages and directs Towers Perrin, to advise it on executive compensation matters and to provide industry peer group data along with compensation trends and developments. The Committee has used Towers Perrin as its advisor since fiscal 2003. Additional information about the role and processes of the Committee can be found in the corporate governance section of our website at www.actuant.com.

Executive Compensation Objectives and Process

Our executive compensation program is founded on three guiding principles:

•

Executive compensation is aligned with our overall business strategy of focusing on sales, earnings and return on invested capital (“ROIC”) growth opportunities in all of our businesses, seeking ongoing improvements in our operating metrics.

•

Key executives charged with establishing and executing our business strategy should have incentive compensation opportunities that align with long term shareholder value creation. Stock ownership is an important component of that alignment.

•

Overall compensation targets reflect our intent to pay executive base salaries and total direct compensation (defined as base salary plus annual cash incentives plus the grant date fair value of equity compensation) at levels between the 50th and 75th percentile of the competitive market (based on industry and peer group data). When performance targets are achieved or exceeded by the NEOs, actual compensation may exceed these levels.

The Committee’s objective is to develop a total compensation program that is competitive in the marketplace, motivates and retains a high performing management team, and provides incentives to increase shareholder value. More specifically, the Committee aims to provide a total compensation opportunity for our NEOs that is competitive with that of executives with comparable responsibilities at similar companies.

The Committee reviews the nature and scope of each executive’s skills and responsibilities. In addition, the Committee, with the assistance of Towers Perrin, reviews competitive market compensation data, including the compensation practices of selected similar companies (the “Peer Group”). The Peer Group consists of publicly traded industrial companies with market capitalization and revenue in a similar range to that of the Company. In addition, the Peer Group companies have global scope and complexity, end market diversification and acquisition growth strategies similar to the Company. Many of the companies in the Peer Group are also identified as comparable or peers to Actuant by the sellside research analysts that provide investment research coverage on Actuant. The Peer Group is reviewed periodically and may change from time to time. The current Peer Group consists of the following:

(US$ in billions)

Company Name	Ticker	Revenue (1)	Market Cap (2)
Actuant Corporation	ATU	$1.5	$1.8
Brady Corporation	BRC	$1.2	$2.0
IDEX Corporation	IEX	$1.2	$3.1
Kaydon Corporation	KDN	$0.4	$1.5
The Manitowoc Company	MTW	$2.9	$5.8
Modine Manufacturing Co.	MOD	$1.8	$0.9
Oshkosh Truck Corporation	OSK	$3.4	$4.6
Pentair Inc.	PNR	$3.2	$3.4
Regal-Beloit Corporation	RBC	$1.6	$1.6
Robbins & Myers Inc.	RBN	$0.6	$1.0
Sauer-Danfoss Inc.	SHS	$1.7	$1.3
Snap-On Inc	SNA	$2.5	$2.9

(1)	Most recently completed fiscal year.

(2)	As of August 31, 2007.

When determining individual compensation, the Committee also looks at a broad proprietary database of listed company compensation data provided by Towers Perrin, along with Peer Group compensation. The Committee utilizes these analyses in its annual review and recommendation of NEO compensation. In the case of the NEOs other than the CEO, the Committee also considers the CEO’s compensation recommendations for each of the other NEOs that consider experience, expertise and demonstrated performance.

Components of Executive Compensation for Fiscal 2007

For fiscal 2007, the primary compensation components for the NEOs were:

•	base salary,

•	an annual cash incentive,

•	a long-term cash incentive plan,

•	equity compensation (principally stock options), and

•	benefits.

The Committee has fashioned the various components of our 2007 NEO compensation program to meet its overall compensation objectives; and believes that this overall program serves to balance both the mix of cash and equity compensation as well as the mix of current and long-term compensation for our NEOs.

Type of Compensation	Objectives Addressed
Base salary and benefits	Competitive compensation
Annual cash incentive, long-term cash incentive, equity compensation	Competitive compensation, retention, alignment with shareholders, value creation, sales and earnings growth

The Committee has no established guidelines or specific targets related to the mix of short and long term compensation. The following is a description of each of the five components of NEO compensation.

Cash Compensation

Base Salary

Base salaries are reviewed annually and are established considering market competitiveness, individual performance and Company operating performance. Individual performance is evaluated based on achievement of established goals and objectives related to such items as business performance and leadership expectations. We pay between the 50th and 75th percentile of competitive market ranges, unless specific factors such as individual job responsibilities, scope of duties, time in position and the Company’s growth dictate otherwise. The Committee has not set a target for base salary as a percentage of total compensation. The salary amounts set forth in the Summary Compensation Table on page 22 reflect the salary decisions made by the Committee in October 2006.

Annual Cash Incentive

Our NEOs, other executives and substantially all U.S. employees have an opportunity to earn annual cash incentives based on achievement of key financial performance objectives that are approved by the Committee in the first quarter of each fiscal year. A participant, including the NEOs, may receive more or less than the target incentive, which is expressed as a percentage of base salary, depending on actual performance versus objectives. Our primary metric for the annual cash incentive is year-over-year improvement in “Combined Management Measure” (“CMM”). The following illustrates the calculation of CMM:

Net Income

+ Financing costs (interest expense)

+ Income taxes

+ Amortization of Intangible Assets

= EBITA (Earnings Before Interest, Taxes and Amortization)

- Asset Carrying Charge (Net Assets Used in the Business (1) x 20%)

= Combined Management Measure

(1)	Net Assets equates to total shareholders equity plus debt less cash.

We believe CMM is an effective measure of economic profitability, and encourages employees to drive both income statement and balance sheet performance. We believe that CMM is closely linked to Return on Invested

Capital (“ROIC”), which is an important financial decision making metric at the Company. The CMM metric has been used by the Company for over ten years and has helped drive ROIC and cash flow, which we believe ultimately create shareholder value.

Year-over-year comparisons of CMM can be impacted by a variety of non-recurring or extraordinary items (acquisitions, business restructuring, accounting rule changes, etc). These items may require that adjustments be made to the CMM calculations in order to accurately determine underlying business performance. For example, acquisitions made during the year impact CMM (both the purchase price and earnings of the acquired company) and therefore the Company adjusts the base year CMM calculation to take into account the “pro-forma” impact on CMM of the acquisition. All adjustments to the CMM calculation are reviewed and approved by the Committee.

In addition to CMM, both sales growth and low cost country (“LCC”) sourcing performance, against targets approved by the Committee, are factored into the performance goals for annual cash incentives. The Company believes strong organic growth also increases stock valuation and therefore uses this metric to emphasize the importance of sales growth whether via product innovation, geographic expansion or other methods. Similarly, LCC sourcing drives increased profitability and lower capital investment, which both improve the Company’s ROIC.

NEOs not in charge of business units or segments receive annual cash incentive payments based on the performance of the Company as a whole. NEOs responsible for a business segment are eligible for an annual cash incentive based on the Company’s CMM, the CMM for their respective segment and sales growth and LCC sourcing performance. The following illustrates the weighting of each component of our NEOs’ target annual cash incentive for fiscal 2007.

Name	Actuant CMM	Segment CMM	Sales Growth	LCC Sourcing
Robert C. Arzbaecher	80%	—	10%	10%
William S. Blackmore	20%	60%	10%	10%
Mark E. Goldstein (1)	20%	60%	10%	10%
Andrew G. Lampereur	80%	—	10%	10%
Theodore C. Wozniak	80%	—	10%	10%

(1)	For role as leader of Industrial and Electrical segments for fiscal 2007, as Mr. Goldstein’s promotion to Chief Operating Officer was not effective until the fourth fiscal quarter of 2007.

Actual annual cash incentive payments can range from 0% to 250% of the target incentive based on actual performance. The following table sets forth the annual cash incentive opportunities as a percentage of base salary, for the NEOs for fiscal 2007:

Name	Threshold	Target	Maximum
Robert C. Arzbaecher	0%	100%	250%
William S. Blackmore	0%	55%	137.5%
Mark E. Goldstein (1)	0%	60%	150%
Andrew G. Lampereur	0%	55%	137.5%
Theodore C. Wozniak	0%	40%	100%

(1)	For role as leader of Industrial and Electrical segments for fiscal 2007, as Mr. Goldstein’s promotion to Chief Operating Officer was not effective until the fourth fiscal quarter of 2007.

The annual cash incentive target percentages vary by NEO and are determined based on each NEO’s scope of duties and responsibilities.

Following the completion of a fiscal year, the Committee determines the extent to which the established goals for the annual cash incentives were satisfied. We believe that disclosing the specific 2007 annual cash incentive plan performance targets would reveal confidential financial information about the Company and therefore have chosen not to disclose it in this report as allowed under Item 402(b) of Regulation S-K. However, in order to illustrate the historical level of performance against targets and subsequent achievement of annual cash incentive financial targets, we have included the following summary of the actual annual cash incentive payout percentages achieved by our CEO, expressed as a percentage of base salary, for the last five fiscal years.

2003	134%
2004	230%
2005	81%
2006	169%
2007	125%

During this 5-year timeframe, Actuant’s shareholders experienced a 26% compounded annual growth rate on their investment, as $100 invested at the beginning of fiscal 2003 would have grown to $320 by the end of fiscal 2007 (see the Total Return graph presented in the Company’s Form 10-K for the year ended August 31, 2007). We believe that the Company’s annual cash incentive plan design is aligned with the Company’s stock appreciation and therefore shareholder interests. Specifically, it is designed to reward NEOs for strong financial performance as the performance metrics utilized (CMM, growth and low cost country sourcing) are important factors in the market valuation of our stock and shareholder value.

The annual cash incentives earned by the NEOs for fiscal 2007 (paid in first quarter of fiscal 2008) are reflected in the Summary Compensation Table on page 22. NEOs have a deferral opportunity with respect to their annual cash incentive and base salary (see “Employee Deferred Compensation Plan” on page 20).

Long-Term Cash Incentive Plan

Our Long-Term Cash Incentive Plan (“LTIP”), approved by shareholders in 2006 and effective as of May 1, 2006, provides a cash incentive for certain executive officers of the Company to increase long-term shareholder value by providing an opportunity to receive a cash incentive payment based on the Company attaining a common stock price target. The primary objectives of the LTIP are to provide a retention mechanism for the participants and to provide an additional cash incentive directly linked to long-term shareholder value creation. The following NEOs are eligible to participate in the LTIP: Robert Arzbaecher, William Blackmore, Mark Goldstein and Andrew Lampereur. The plan and its participants were developed and approved by shareholders prior to Mr. Wozniak joining the Company. The LTIP covers an eight-year measurement period running from May 1, 2006 to May 1, 2014. The amount of compensation to be paid to the four participants, if any, is based on the timing of the Company’s common stock price being at least $50 for 30 consecutive trading days. At the time the LTIP was approved by shareholders in 2006, the hypothetical attainment of the $50 per share stock price target would have resulted in approximately $1.6 billion in incremental shareholder value creation. The $50 per share performance target may be equitably adjusted to give effect to any stock dividend or distribution, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination or exchange of shares. In the event of a sale of over 50% of the outstanding shares of common stock of the Company, the $50 per share stock price target will be deemed achieved if the consideration received by the selling shareholders as a result of the change in control is at least $50 per share.

The overall pool amount under the LTIP is based on the time it takes to achieve the $50 per share stock price performance target, as summarized below:

Date Performance Target Is Met	LTIP Payout Pool
Before May 1, 2011	$20 Million
Between May 1, 2011 and 2012	$16.6 Million
Between May 1, 2012 and 2013	$13.3 Million
Between May 1, 2013 and 2014	$10 Million
After May 1, 2014 or not met	$0

The compensation payable to the LTIP participants is a percentage of the overall LTIP pool, as follows:

LTIP Participant	Share of Payout Pool
Robert C. Arzbaecher	50%
William S. Blackmore	16.66%
Mark E. Goldstein	16.66%
Andrew G. Lampereur	16.66%

Mr. Arzbaecher’s share of the pool is reflective of his role and broad responsibilities as Chief Executive Officer. No pro-ration or payment will be made if the performance target is not met by May 1, 2014. In addition, no payout can be made prior to May 2011 even if the stock price performance target is met prior to that date. In the event any of the four LTIP participants terminate employment or are terminated prior to the performance target being met, the associated pro-rata share will not be reallocated to the remaining participants.

Equity Compensation

The Committee believes that a meaningful portion of each NEO’s compensation should be in the form of equity awards, which serve to directly align the interests of the NEO and shareholders. In order to assist in retaining executive talent, the equity awards include vesting requirements based on the passage of time and continued employment. Equity awards to our NEOs are made pursuant to the Actuant 2002 Stock Option Plan (the “Stock Plan”). The Stock Plan allows for the use of a wide variety of equity-based awards, including stock options, restricted stock and restricted stock units. We generally favor the use of stock options over restricted stock and other forms of equity based compensation. We believe that stock options have a stronger correlation to incenting improved business performance and shareholder gains compared to restricted stock, since the NEO ultimately realizes compensation from stock options only if there is appreciation in Actuant’s common stock price.

A description of the form of equity awards that have been made to NEOs in 2007 under the Stock Plan follows:

Stock Options. Stock options granted under the Stock Plan vest on the basis of the passage of time and continued employment. Stock options granted to NEOs since January 2006 generally become 50% exercisable three years after the grant date and fully exercisable five years after the grant date as long as the holder is still employed by the Company. The Committee has the ability to establish both the term and vesting schedule for new stock option grants within the parameters of the Stock Plan. All options are granted following the Committee’s authorization, with an exercise price equal to the average of the opening and closing market price of a share of common stock on the date of grant, and have a ten-year term. There is no mandatory period for holding shares acquired upon the exercise of stock options. Stock option back-dating or re-pricing is expressly prohibited.

Restricted Stock. Restricted stock generally vests on the third anniversary of the date of grant provided that the holder is still employed by the Company. Dividends are paid on the restricted stock at the same rate as other outstanding shares of the Company’s common stock. The Committee has the ability to establish both the term and vesting schedule for new restricted stock grants within the parameters of the Stock Plan. There is no mandatory period for holding restricted stock after vesting.

The amount of equity compensation that is awarded to each of our NEOs in a given year is generally determined by reference to compensation survey data for the prior year gathered by Towers Perrin, along with Peer Group compensation. In general, the Committee each year approves an equity award or awards for each NEO that is between the 25th percentile and the 75th percentile when compared to the other companies included in the Peer Group or in Towers Perrin’s database. The percentage that the Committee selects is dependent on the Committee’s assessment, for that year, of the appropriate balance between cash and equity compensation as well as a given executive’s performance and total direct compensation compared to market total direct compensation.

Practices Regarding the Grant of Options and Restricted Stock

The Committee has generally followed a practice of making all annual option and restricted stock grants to its NEOs on a single date each year and at a time when material information regarding our performance for the preceding year and our outlook for the current fiscal year have been publicly disclosed. In fiscal 2007, the Committee granted NEO equity awards at its regularly scheduled January 2007 meeting. The Company has not historically, nor does it intend in the future, time stock awards with the release of public information. While the vast majority of our awards to NEOs have historically been made pursuant to our annual grant program, the Committee retains the discretion to make additional awards to NEOs or other employees at other times, such as in connection with the initial hiring of a new officer, in connection with promotions, for retention purposes or otherwise. For example, the Committee granted a 40,000 share restricted stock grant to Mr. Goldstein in conjunction with his promotion to Chief Operating Officer in June 2007.

Stock Ownership Requirements

To emphasize the Committee’s belief that stock ownership by the Company’s executive officers directly focuses those executives on increasing shareholder value, officer stock ownership guidelines have been adopted, as follows:

Name	Multiple of Base Salary Required to be held in Actuant Stock	Requirement Met?
Robert C. Arzbaecher	5X	Yes
William S. Blackmore	3X	Yes
Mark E. Goldstein	3X	Yes
Andrew G. Lampereur	3X	Yes
Theodore C. Wozniak	1X	Yes

For calculation purposes, stock ownership includes the value of “in the money” vested options, shares held in their 401(k) Plan accounts and deferred compensation accounts as well as shares owned outright or by family members. It does not include the value of unvested restricted stock.

Executive officers, including the NEOs, have three years from their date of appointment to comply with the ownership requirements. There is no formal policy on the consequence for non-compliance with the ownership requirements. To assist our executive officers in meeting the ownership requirements, the Company adopted an executive officer stock option matching program in fiscal 2006. Under this program, the Company matches certain share purchases made by new executives with an equal number of stock options that vest after five years. We believe the stock option matching program allows the Company to attract new and retain existing executives. During fiscal 2007, no stock options were granted to executive officers under this program.

Benefits

We provide benefit programs to our employees, including NEOs, to attract and retain them as well as to provide a competitive total compensation program. Actuant’s benefits philosophy is to generally provide similar benefit programs for all non-bargaining unit employees, including our NEOs. However, in certain cases, including where Internal Revenue Service limits or other regulations prevent equitable treatment, modifications may be made. The following table summarizes such benefit plans and eligibility:

Type of Benefit	NEOs	Certain Other Executives and High Level Managers	Most Other Full Time Employees
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Supplemental Executive Retirement Plan (SERP)	Not Offered	Not Offered	Not Offered
401(k) Plan	✓	✓	✓
401(k) Restoration Plan (1)	✓	✓	✓
Employee Deferred Compensation Plan (2)	✓	✓	✓
Post Employment Medical/Dental	Not Offered	Not Offered	Not Offered
Medical/Dental/Vision Insurance	✓	✓	✓
Life and Disability Insurance	✓	✓	✓
Supplemental Life and Disability Ins (3)	✓	Not Offered	Not Offered
Employee Stock Purchase Plan	Not Offered	✓	✓
Vacation	✓	✓	✓
Tuition Reimbursement Plan	✓	✓	✓
Automobile Allowance	✓	Selectively	Selectively
Club Dues	Selectively	Not Offered	Not Offered
Financial Planning Services	✓	Selectively	Not Offered
Personal Use of Company Aircraft	Selectively	Not Offered	Not Offered

(1)	Offered to U.S. employees with total annual cash compensation in excess of $220,000.

(2)	Offered to U.S. employees with base salary in 2007 greater than $95,000.

(3)	Company paid.

401(k) and Restoration Plans

Under our 401(k) Plan (the “401(k) Plan”), a tax-qualified retirement savings plan, non-bargaining unit employees, including our NEOs, may contribute eligible base compensation up to Internal Revenue Service limits. For calendar year 2007, the maximum contribution by employees under the age of 50 to the 401(k) Plan was $15,500 while catch up contributions of an additional $5,000 were allowed for those over the age of 50. The Company generally provides a “core” contribution equal to three percent of cash compensation (subject to IRS compensation limits). In addition, the Company provides a matching contribution of 100% for the first $300 contributed to the Plan, and an additional 25% on voluntary employee contributions from $300 to 6% of eligible compensation. We maintain the 401(k) Plan for our U.S. employees, including our NEOs, to encourage them to save for their eventual retirement as well as for competitive compensation purposes. We also have a Restoration Plan tied to the 401(k) plan. This plan, available to the NEOs and other employees in the United States with annual cash compensation in excess of $220,000, allows participants to receive a core contribution calculated as if no IRS limits were in place. We maintain the Restoration Plan because we believe that it is not equitable to limit the Company core contribution to the 401(k) plan based on the IRS compensation limits noted above. All Company contributions pursuant to the Restoration Plan are made in the form of Actuant common stock and are contributed into each eligible participant’s deferred compensation account.

Employee Deferred Compensation Plan

Actuant has a deferred compensation plan that allows eligible employees (U.S. based employees with annual base salary greater than $95,000) to defer receipt of salary and/or annual cash incentives on a pre-tax basis. There is no limit to the amounts of either salary or incentives that participants can defer. Deferred amounts can be invested, in whole or in part, to a non-funded interest bearing account or a common stock fund account. The non-funded interest bearing account was credited at a rate of 8.2% for fiscal 2007 deferrals. The rate for new deferrals is established each year by the compensation committee with reference to market interest rates for subordinated notes of companies with similar credit ratings to the Company. The common stock fund account return mirrors the performance of the Company’s stock price. Shares of the common stock equal to the value of deferred contributions to the common stock fund account are contributed by the Company and held in a rabbi trust. Upon distribution, deferred amounts invested in the interest plan are paid out of the Company’s general assets while such number of shares contributed by the Company (plus accrued dividends) are released from the rabbi trust to satisfy common stock fund account distribution requirements.

Other Benefits

The Company believes NEO perquisites and other benefits should be limited in scope and value and are offered to our NEOs primarily to provide a market competitive compensation package. In addition to competitive compensation, certain of the perquisites are provided for other business purposes. For example, financial planning services are offered to assist our NEOs in meeting their Actuant stock ownership guidelines without compromising diversification of their personal investment portfolios. Club dues, which are only provided to the CEO (Arzbaecher) and COO (Goldstein) are used for customer activities as well as to facilitate certain internal business meetings and events, in addition to personal use. NEO personal use of the company plane is limited to Messrs. Arzbaecher, Blackmore, Goldstein and Lampereur and is capped at 24 hours of flight time for Mr. Arzbaecher and 12 hours for the others per year. The Committee reviews personal aircraft usage on a quarterly basis. All perquisites are reviewed and approved by the Committee and are capped at various levels. The other benefits earned by our NEOs in 2007 are included in the All Other Compensation Table on page 23.

Tax and Accounting Information

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the Company’s federal income tax deduction to $1,000,000 per year for compensation paid to its Chief Executive Officer or any of the other NEOs. Performance-based compensation (i.e. annual cash incentive and LTIP) is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. The Company believes that its plans comply with Section 162(m) regulations. In order to preserve the deductibility of performance-based compensation, the Company will generally seek to comply with Section 162(m) of the Code to the extent such compliance is practicable and in the best interests of the Company and its shareholders.

Accounting for Stock Based Compensation

Since 2005, Actuant has accounted for equity compensation, including stock options and restricted stock, in accordance with the requirements of FASB Statement 123R.

Performance and Compensation of Named Executive Officers in Fiscal 2007

The Company experienced positive financial results in fiscal 2007, with record sales, earnings and cash flows from operating activities.

	Fiscal 2007 Results	Growth Above Fiscal 2006
Sales	$1,459 million	21%
Earnings	$105 million	13%
Cash flows from operating activities	$177 million	45%

At the corporate level (applicable to all NEOs), the CMM portion of the annual cash incentive was earned at a 125% level, while a combined 83% payout level was attained on the sales and LCC elements of the plan. Mr. Blackmore’s segment results reflect performance at the 28% payout level for the CMM element and a combined 80% of the sales and LCC elements while Mr. Goldstein’s segment results reflect performance at the 74% payout level for the CMM element, and a combined 84% of the sales and LCC elements.

The Company evaluates the performance of its executives (other than the CEO) through annual reviews completed by the Chief Executive Officer and reviewed by the Committee. The Committee evaluates the performance of the CEO annually. The Committee judged the performance of each of the NEOs in fiscal 2007 to have met or exceeded expectations and to have contributed to the Company’s record performance in fiscal 2007.

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

William K. Hall, Chairman

Robert A. Peterson

William P. Sovey

Dennis K. Williams

Larry D. Yost

Summary Compensation Table

The following table sets forth the total compensation paid or earned during the fiscal year ended August 31, 2007 by the NEOs.

Name & Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Employee Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Robert C. Arzbaecher,
President and Chief Executive Officer	2007	$800,000	—	$1,069,842	$968,924	$139,367	$55,372	$3,033,505
William S. Blackmore
Executive Vice President—Engineered Solutions	2007	$375,000	—	$261,628	$119,378	$53,807	$13,241	$823,054
Mark E. Goldstein
Executive Vice President and Chief Operating Officer	2007	$450,000	$34,792	$317,792	$232,956	$166,418	$10,970	$1,212,928
Andrew G. Lampereur
Executive Vice President and Chief Financial Officer	2007	$375,000	—	$280,674	$249,801	$87,753	$15,306	$1,008,534
Theodore C. Wozniak
Vice President, Corporate Development	2007	$310,000	—	$90,325	$150,183	$10,009	$37,645	$598,162

(1)	Base salary represents 26%, 46%, 37%, 37% and 52% of total compensation for Messrs. Arzbaecher, Blackmore, Goldstein, Lampereur and Wozniak, respectively. Amounts shown are gross salary at August 31, 2007, which became effective January 1, 2007.

(2)	Reflects the dollar amount of expense recognized for financial statement reporting purposes for the fiscal year ended August 31, 2007, for restricted stock awards. Assumptions used in the calculation of these amounts are included in the footnotes to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 30, 2007. The amount recognized is a pro-rata portion of the grant date fair value of the restricted stock, which is being amortized over the entire vesting period.

(3)	Reflects the dollar amount of expense recognized for financial statement reporting purposes for the fiscal year ended August 31, 2007 of stock option grants, excluding the impact of forfeitures. The amount recognized is a pro-rata portion of grant date fair value of the stock options, which is being amortized over the entire vesting period. Assumptions used in the calculation of these amounts are included in the footnotes to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 30, 2007.

(4)	Reflects amounts earned for fiscal 2007 under the annual cash incentive plan.

(5)	Reflects the 401(k) Restoration Plan contributions made by Actuant, interest credited by Actuant on Employee Deferred Compensation Plan assets (other than Actuant stock), and the appreciation of stock held in the Employee Deferred Compensation Plan. For the interest portion, interest was earned on deferred balances for fiscal 2007 at a rate of 8.2%. While the rate is above the SEC benchmark “market” rate (120% of the applicable federal long-term rate), the Company believes the rate is appropriate as it is reflective of the non-funded nature of the Employee Deferred Compensation Plan. The difference between the interest credited at the 8.2% interest rate and the SEC benchmark “market” rate of 5.7% equals the following by NEO: Mr. Arzbaecher—$14,478; Mr. Blackmore—$11,451; Mr. Goldstein—$19,679; Mr. Lampereur—$19,320; and Mr. Wozniak—$1,525. The entire amount of interest credited at 8.2% is included in the above table.

(6)	Reflects all other compensation, as summarized in the following table:

All Other Compensation

Name	Year	Automobile Allowance	Supple- mental Life & Disability Insurance	Executive Physical	Personal Use of Company Plane (1)	Club Dues	Relocation Allowance	Total (2)
Robert C. Arzbaecher	2007	$7,321	$2,593	$3,440	$36,500	$5,518	—	$55,372
William S. Blackmore	2007	$7,287	$2,354	$3,600	—	—	—	$13,241
Mark E. Goldstein	2007	$6,151	$1,892	—	—	$2,927	—	$10,970
Andrew G. Lampereur	2007	$11,456	—	$3,850	—	—	—	$15,306
Theodore C. Wozniak	2007	$2,993	—	—	—	—	$34,652	$37,645

(1)	Other than Mr. Arzbaecher, no other NEO utilized the Company plane for personal use in fiscal 2007. The income for plane usage for Mr. Arzbaecher was determined by calculating the incremental cost including fuel cost, pilot cost and other variable costs.

(2)	None of the NEOs utilized Company reimbursed financial planning services in fiscal 2007. Benefits available to substantially all U.S. employees, such as medical, dental, life insurance and 401(k) employer match and core contributions are not included.

Grants of Plan-Based Awards

The following table sets forth the range of payouts for fiscal 2007 performance under the annual cash incentive plan as well as equity compensation awards in fiscal 2007.

	Estimated Future Payments Under Non-Equity Incentive Plan Award(s)(1)				All Other Stock Awards Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Robert C. Arzbaecher	1/16/07				—	160,000	$23.64	$1,471,800
	10/12/06	$0	$800,000	$2,000,000
William S. Blackmore	1/16/07				—	42,500	$23.64	$390,950
	10/12/06	$0	$206,250	$515,625
Mark E. Goldstein	1/16/07				—	50,000	$23.64	$460,000
	6/25/07				40,000		$31.31	$1,252,500
	10/12/06	$0	$270,000	$675,000
Andrew G. Lampereur	1/16/07				—	42,500	$23.64	$390,950
	10/12/06	$0	$206,250	$515,625
Theodore C. Wozniak	1/16/07				—	20,000	$23.64	$183,975
	10/12/06	$0	$124,000	$310,000

(1)	These columns show the range of payouts under the fiscal 2007 annual cash incentive plan described on pages 14 through 16. The actual payouts for fiscal 2007 performance are described in “Performance and Compensation of Named Executive Officers in 2007” on page 21 and shown in the Summary Compensation Table on page 22.

(2)	Reflects restricted stock awards.

(3)	Reflects the grant of options under the Company’s stock option plans.

(4)	Reflects the total fair value of restricted stock and stock option awards granted in fiscal 2007, which will be expensed over the multi-year vesting period of the awards.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the outstanding equity awards held by the NEOs at August 31, 2007.

						Restricted Stock Awards
	Option Awards					Market Value of Shares or Units of Stock That Have Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#) (1)
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert C. Arzbaecher	236,000		—	$4.65	8/9/2010	—	—
	200,000		—	$6.57	10/24/2011	—	—
	90,000		90,000	$11.97	1/13/2013	—	—
	40,000		40,000	$15.91	10/21/2013	—	—
	46,380		46,380	$17.12	4/29/2014	—	—
	75,000		75,000	$20.05	10/27/2014	—	—
	—		150,000	$28.11	1/12/2016	—	—
	—		160,000	$23.64	1/16/2017	—	—
William S. Blackmore	20,000		—	$9.65	7/8/2012	—	—
	18,000		18,000	$11.97	1/13/2013	—	—
	16,000		16,000	$15.91	10/21/2013	—	—
	20,000		20,000	$20.05	10/27/2014	—	—
	—		37,500	$28.11	1/12/2016	—	—
	—		2,000	$24.77	7/6/2016	—	—
	—		42,500	$23.64	1/16/2017	—	—
Mark E. Goldstein	48,000		—	$3.42	3/27/2011	—	—
	56,000		—	$6.57	10/24/2011	—	—
	24,000		24,000	$11.97	1/13/2013	—	—
	24,000		24,000	$15.91	10/21/2013	—	—
	24,000		24,000	$20.05	10/27/2014	—	—
	—		42,500	$28.11	1/12/2016	—	—
	—		5,000	$24.77	7/6/2016	—	—
	—		50,000	$23.64	1/16/2017	—	—
	—		—	—	—	—	$1,219,800
Andrew G. Lampereur	41,600	(2)	—	$2.67	11/3/2008	—	—
	41,600		—	$2.83	10/26/2009	—	—
	64,000		—	$4.65	8/9/2010	—	—
	48,000		—	$6.57	10/24/2011	—	—
	24,000		24,000	$11.97	1/13/2013	—	—
	24,000		24,000	$15.91	10/21/2013	—	—
	20,000		20,000	$20.05	10/27/2014	—	—
	—		37,500	$28.11	1/12/2016	—	—
	—		42,500	$23.64	1/16/2017	—	—
Theodore C. Wozniak	—		20,000	$30.71	4/3/2016	—	—
	—		12,000	$30.79	4/4/2016	—	—
	—		8,000	$24.28	6/26/2016	—	—
	—		20,000	$23.64	1/16/2017	—	—

(1)	Market value has been computed by multiplying the $30.50 closing price of the Company’s common stock on August 31, 2007 by the number of shares of restricted stock.

(2)	Stock option grant was subsequently exercised in October 2007 (fiscal 2008).

Equity Awards Exercised and Vested in Fiscal 2007

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Valued Realized on Vesting ($)
Robert C. Arzbaecher	312,000	$8,911,230	NA	NA
William S. Blackmore	NA	NA	NA	NA
Mark E. Goldstein	NA	NA	NA	NA
Andrew G. Lampereur	NA	NA	NA	NA
Theodore C. Wozniak	NA	NA	NA	NA

(1)	Value realized on exercise reflects the difference between the option exercise price and the fair value of the stock on the date of exercise multiplied by the number of shares exercised.

Nonqualified Deferred Compensation

The table below describes individual executive contributions, company contributions, credited earnings, withdrawals, and the aggregate balance as of August 31, 2007 for each NEO:

Name	NEO Contributions in Fiscal 2007	Actuant Contributions (1)	Aggregate Investment Earnings in 2007 (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at August 31, 2007
Robert C. Arzbaecher	—	$54,949	$84,418	—	$835,112
William S. Blackmore	$143,766	$7,651	$46,156	—	$598,214
Mark E. Goldstein	$305,839	$22,011	$144,407	—	$1,237,888
Andrew G. Lampereur	$267,613	$13,094	$74,659	—	$969,611
Theodore C. Wozniak	$76,205	$4,927	$5,082	—	$112,016

(1)	Represents Restoration Plan contributions earned in fiscal 2007, contributed by the Company in October 2007. For more information on the Restoration Plan, see page 19.

(2)	Represents both credited interest and the appreciation of Actuant’s stock included in each NEO’s account. Interest credited by the Company in fiscal 2007 for each NEO was as follows: Mr. Arzbaecher—$48,260; Mr. Blackmore—$38,169; Mr. Goldstein—$65,596; Mr. Lampereur—$64,400; and Mr. Wozniak—$5,082. The remaining earnings are attributable to appreciation of Company stock held in the common stock fund account in the NEO’s Deferred Compensation Plan.

Equity Compensation Plan Information

The following table summarizes information, as of August 31, 2007, relating to equity compensation plans of our company pursuant to which grants of options, restricted shares or other rights to acquire shares may be granted from time to time.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	4,644,220	$16.52	2,965,202
Equity compensation plans not approved by security holders	—	—	—
Total	4,644,220	$16.52	2,965,202

Pension Benefits

The Company does not offer defined benefit plans to its NEOs, and therefore no pension benefit compensation was earned by the NEOs.

Potential Payments Upon Termination or Change In Control

Change in Control Arrangements

We have entered into change in control agreements with each of the NEOs whereby we have agreed to provide these executives with termination benefits upon termination of employment following both a change in control and a triggering event. The Company believes the arrangements are needed in order to provide for continuity of the leadership team leading up to and after a change in control. In addition, these arrangements are necessary to attract and retain highly qualified executives.

A triggering event is defined as:

•

(a) reducing the total base salary paid by the Company to the executive or (b) modifying the annual cash incentive plan applicable to the executive which results in the executive earning less than the then existing plan or (c) reducing the total aggregate value of the benefits received by the executive from the Company from the levels received by the executive at the time of a change in control or during the six month period immediately preceding the change in control; or

•

a material change in the executive’s position or duties, the executive’s reporting responsibilities, or persons reporting to the executive, from the levels existing at the time of a change in control or during the six month period immediately preceding the change in control; or

•

a change in the location or headquarters where the executive is expected to provide services that is 40 or more miles from the previous location existing at the time of the change in control or during the six month period immediately preceding the change in control.

A change in control is defined as:

•	a sale of over 50% of the stock of the Company measured in terms of voting power, other than in a public offering or certain acquisitions by the Company; or

•	the sale by the Company of over 50% of its business or assets in one or more transactions over a consecutive 12-month period; or

•	a merger or consolidation of the Company with any other corporation if the shareholders of the Company prior to the transaction do not own at least 50% of the surviving entity; or

•

the acquisition by any means of more than 25% of the voting power or common stock of the Company by any person or group of persons (with group defined by the definitions under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); or

•	the election of directors constituting a majority of the Company’s board of directors pursuant to a proxy solicitation not recommended by the Company’s board of directors.

The terms and conditions of the change in control agreements for the NEOs are uniform and do not vary significantly by executive. The agreement states that if the Company terminates the executive’s employment within a period beginning six months prior to, and up to 24 months after a change of control, that executive is entitled to receive a lump sum payment equal to a multiple of base salary and annual cash incentive. In addition, the executive would continue to receive benefits available to that NEO at the time of termination for a certain period after that termination. The following table illustrates the change of control provisions for the NEOs:

Name	Multiple of Base Salary Paid	Multiple of Annual Cash Incentive Paid	Benefit Program Continuance
Robert C. Arzbaecher	2X	2X	2 years
William S. Blackmore	2X	2X	2 years
Mark E. Goldstein	1X	1X	1 year
Andrew G. Lampereur	2X	2X	2 years
Theodore C. Wozniak	1X	1X	1 year

The base salary and the annual cash incentive utilized in determining the payout represent the highest base salary paid in the two years prior to the change in control and the highest annual incentive paid in the three years prior to the change in control. The lump sum payment would be payable within 20 days after termination of employment. The multiples to be paid in the event of a change-in-control were not determined in relation to the overall compensation guidelines, but rather as part of an objective to attract and retain NEOs.

Certain of our equity compensation plans also contain change in control provisions. Our 1996, 2001 and 2002 Stock Option Plans permit the Committee to either provide for equivalent substitute options to be granted to the optionees upon a change in control or the cash-out of options previously granted under such plan based on the highest fair market value per share of Company common stock during the 60-day period immediately preceding the change in control. The stock option deferral programs which are part of each stock option plan maintained by us require distribution of all deferred shares as soon as administratively practicable after the date of a change in control.

During 2007, the Company entered into a Retention Agreement (the “Agreement”) with Mr. Blackmore. The Agreement amended the existing Change in Control Agreement between the Company and Mr. Blackmore to provide that he will be entitled to certain payments and benefits if he terminates his employment for good reason within six months prior to a change in control, in addition to already being entitled to such payments if his employment is terminated by the Company without cause during that period. If Mr. Blackmore resigns for good reason or is terminated by the Company without cause, he will be entitled to his base salary and associated benefits for one year from his termination or resignation, or his base salary and associated benefits through December 31, 2009, whichever period is longer. The vesting of all options previously granted to him will be accelerated under these circumstances to the extent they would otherwise vest if he remained employed until December 31, 2009. The options would remain exercisable until December 31, 2010. If Mr. Blackmore leaves the Company before December 31, 2009 other than for good reason, or if the Company terminates him for cause, he will not be entitled to any further compensation beyond his base salary through his last day of employment. Good Reason means any of the following: (i) the Company’s material breach of its obligations under the Agreement, or (ii) a material reduction in authority, position, duties or responsibilities, but in each case only if such Good Reason has not been corrected or cured by the Company within six months after receipt of written notice within 60 days of the initial existence of the condition. Termination for cause is defined as resulting from, among others, misappropriation of funds, habitual substance abuse, conviction of a crime, and gross negligence in performance of his duties.

Taking into account the specific terms of each NEO’s change in control agreement (as summarized on page 28), the following table provides the estimated payments upon a change in control for the NEOs as if their employment had been terminated by the Company or by the NEO on August 31, 2007 after a triggering event:

Name	Base Salary	Annual Cash Incentive (1)	Stock Options (2)	Stock Awards (3)	Excise Tax Gross Up (4)	Benefits (5)	Total
Robert C. Arzbaecher	$1,600,000	$1,600,000	$5,110,348	—	$2,864,906	$164,301	$11,339,555
William S. Blackmore	$750,000	$412,500	$1,168,318	—	$819,216	$92,526	$3,242,560
Mark E. Goldstein	$450,000	$270,000	$1,518,543	$1,219,800	$1,187,575	$54,653	$4,700,571
Andrew G. Lampereur	$750,000	$412,500	$1,384,718	—	$890,215	$86,148	$3,523,581
Theodore C. Wozniak	$310,000	$124,000	$186,940	—	$225,143	$45,041	$891,124

(1)	Represents annual cash incentive plan payout at the target level. Actual payout will be based on the highest annual cash incentive paid during the previous 3 years, multiplied by the “Multiple of Annual Cash Incentive Paid” shown in the table on page 28.

(2)	Intrinsic value of unvested stock options based on the closing trading price ($30.50) of the Company’s common stock at August 31, 2007. Intrinsic value is the difference between the closing trading price and the price, multiplied by the number of shares subject to the option.

(3)	Represents market value of unvested restricted stock based on the closing trading price ($30.50) of the Company’s common stock at August 31, 2007.

(4)	Represents the estimated amount payable for excise and related income taxes owed on severance-related payments following a change in control and termination of employment based on applicable Internal Revenue Code provisions.

(5)	Represents estimated costs to provide the welfare benefits and perquisites provided to the NEOs as described on pages 19 and 20.

Estimated payments owed to the NEOs upon a change in control, absent termination or a triggering event (as defined on page 27) would be the “Stock Options” and “Stock Awards” columns in the table above.

Death or Disability Arrangements

Our NEOs are not generally entitled to any special benefits upon death or permanent disability. In the case of an NEO death, payment of base salary would cease. The executive’s estate would receive an earned, pro-rata

401(k) match and core contribution, Restoration Plan benefit, and annual cash incentive. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon death, is the same as disclosed in the preceding change in control table.

If the NEO becomes disabled during employment, base salary would continue at 100% for up to six months while the executive is disabled. If the executive remains disabled after six months and enrolled in the voluntary supplemental long term disability program, the insurance carrier would begin making disability payments to the executive, otherwise no further salary or disability payments would be due. Additionally, certain of the NEOs (Arzbaecher, Blackmore and Goldstein) currently participate in a company-paid supplemental disability insurance program. Benefits from that policy would be paid by the insurance carrier in addition to the voluntary group policy. The NEO would receive an earned, pro-rata 401(k) match and core contribution, Restoration Plan benefit, and annual cash incentive payout after six months of disability. All stock options and restricted stock would become 100% vested. The value of each NEO’s stock options and restricted stock, whose vesting would be accelerated upon permanent disability, is the same as disclosed in the preceding change in control table.

Severance Arrangements

The Company does not have a formal severance plan for other forms of employment termination, other than for Mr. Blackmore. Because of Mr. Blackmore’s Retention Agreement, payments from the Company will be due to Mr. Blackmore for termination without cause or resignation with good reason on or before December 31, 2009, including his base salary and associated benefits through December 31, 2009. If terminated at August 31, 2007, payments would include aggregate base salary ($875,000), aggregate annual cash incentive ($481,250), accelerated stock option vesting worth $1,168,318 based on the $30.50 market price of the Company’s stock at August 31, 2007, excise tax gross up value of $889,186 and benefits of $105,754. No amounts would be payable to Mr. Blackmore for termination with cause or resignation without good reason.

Whether and to what extent the Company would provide severance benefits to any of the other NEOs upon termination (other than due to a change in control) is discretionary and would be negotiated on a case-by-case basis. As such, the Company is unable to estimate the potential payouts under other employment termination scenarios.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation

Directors who are not employees of the Company are paid an annual retainer of $30,000 for serving on the board of directors and an annual retainer for serving on each committee of $10,000, $5,000 and $5,000 for the audit committee, compensation committee and nominating and corporate governance committee, respectively. The chairperson of each committee receives an additional annual fee of $5,000. Directors are also reimbursed for expenses incurred in connection with attendance at meetings. In fiscal 2007, the Company paid the lead director, William K. Hall, an additional annual retainer of $20,000 for his service in such position. The directors are not paid “per meeting” fees associated with their services as Company directors. The Company and the board believe management access to the board, outside of regular meeting dates, should occur on an “as needed” basis, without concern for the fees associated with such access.

Equity compensation for the board is provided in the form of stock options. We believe that it is important to align the interests of the Board members to that of the Company’s shareholders. In fiscal 2007, each non-employee director was granted an option to purchase 8,000 shares of Company common stock at an exercise price of $23.64 per share (market value of the Company’s common stock on the date of grant) under the Company’s Amended and Restated 2001 Directors’ Stock Plan. Under the terms of the plan, stock options vest after eleven months and have a ten year life.

Directors who are our employees receive no additional compensation for service as a director. In fiscal 2007, the non-employee directors received a combination of cash payments and equity-based compensation as shown in the table below and were also reimbursed for actual out-of-pocket expenses incurred in attending meetings.

Name	Annual Retainer	Committee Fees	Lead Director Fee	Stock Options (1)	Total	Outside Directors’ Deferred Compensation Earnings (2)	Grant Date Fair Value (3)	Outstanding Stock Options
Thomas J. Fischer	$30,000	$15,000	NA	$76,654	$121,654	—	$73,590	40,000
William K. Hall	$30,000	$15,000	$20,000	$76,654	$141,654	$118,323	$73,590	64,000
Kathleen J. Hempel	$30,000	$20,000	NA	$76,654	$126,654	—	$73,590	64,000
Robert A. Peterson	$30,000	$15,000	NA	$76,654	$121,654	$56,002	$73,590	40,000
William P. Sovey	$30,000	$10,000	NA	$76,654	$116,654	$171,821	$73,590	76,000
Dennis K. Williams	$30,000	$10,000	NA	$50,021	$90,021	—	$73,590	8,000
Larry D. Yost	$30,000	$10,000	NA	$76,654	$116,654	$27,857	$73,590	28,000

(1)	Reflects the dollar amount of expense recognized for financial statement reporting purposes for fiscal 2007 of stock options granted in fiscal year 2006 and 2007, excluding the impact of forfeitures. Assumptions used in the calculation of these amounts are included in footnote 12 of the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on October 30, 2007.

(2)	Reflects the appreciation in phantom stock under the Outside Directors’ Deferred Compensation Plan.

(3)	Represents the fair value of stock options granted during fiscal 2007. Such amount will be recognized as an expense partially in fiscal 2007, with the balance in fiscal 2008.

Similar to the NEOs, the directors have Company stock ownership guidelines in order to more closely align their interests with those of shareholders. Under the guidelines, each non-employee director is expected to own common stock with an aggregate value equal to 5 times their annual retainer amount, which must be met within three years of appointment. All directors with the exception of Dennis K. Williams, who was first elected as a director in 2006, and Alan Hunter, who was appointed as a director in 2007, have met the requirement.

Under the Outside Directors’ Deferred Compensation Plan, each non-employee director may elect to defer all or a specified portion of his or her annual retainer for future payment on a date specified by the participant or upon termination of the participant’s service as a director. An amount of shares having a value equal to the amount deferred are contributed by the Company to a rabbi trust. Distributions from the Outside Directors’ Deferred Compensation Plan are made in common stock. During fiscal year 2007, Messrs. Hall, Peterson, Sovey and Yost participated in the Outside Directors’ Deferred Compensation Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company is not aware of any related party transactions in fiscal year 2007.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, executive officers and persons who beneficially own 10% or more of the common stock are required to report their initial ownership of common stock and subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established and the Company is required to disclose in this Proxy Statement any failure to file by those due dates during fiscal 2007. Based upon a review of such reports furnished to the Company, or written representations that no reports were required, the Company believes that all filing requirements were satisfied with respect to fiscal 2007, except for a late filing on Form 3 that occurred on May 1, 2007 to report the initial statement of beneficial ownership for Chad DeLuka, the Company’s Controller.

Independent Public Accountants

The Company has retained PricewaterhouseCoopers LLP as its independent accountants for fiscal year 2008.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Meeting and available to respond to appropriate questions and make a statement if desired.

Fees Billed to the Company by PricewaterhouseCoopers LLP For Fiscal Year 2007 and 2006

PricewaterhouseCoopers LLP was the Company’s principal independent accountant for fiscal years 2007 and 2006. Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for such fiscal years were as follows:

	Fiscal Year Ended August 31, 2007	Fiscal Year Ended August 31, 2006
Audit Fees	$1,818,700	$1,727,600
Audit-Related Fees	$187,800	$33,000
Tax Fees	$201,100	$311,000
All Other Fees	-0-	-0-

Audit Fees were for professional services rendered for the audit of the Company’s annual financial statements and related audit of the Company’s internal control over financial reporting, the review of quarterly financial statements, and the preparation of statutory and regulatory filings, and related out of pocket expenses. Audit-Related Fees were for professional services rendered in connection with accounting consultations, comfort letters, consents and due diligence and audits in connection with acquisitions. For fiscal year 2007, Tax Fees consist of $190,100 for professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies, and $11,000 for professional services related to tax planning and tax advice. For fiscal year 2006, Tax Fees consist of $194,000 related to professional services related to tax compliance, including foreign tax return preparation and transfer pricing studies and $117,000 for professional services related to tax planning and tax advice.

The audit committee has considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP to PricewaterhouseCoopers LLP’s continued independence and has concluded that the independence of PricewaterhouseCoopers LLP is not compromised by the performance of such services.

The audit committee has adopted policies and procedures for the pre-approval of any services performed by the independent auditor to ensure that such services do not impair the auditor’s independence. All annual recurring audit fees require specific approval by the audit committee prior to the work commencing. All services which involve more that $50,000 in fees require specific approval by the audit committee prior to the work commencing. The audit committee has given general pre-approval for all legally allowable services provided by the independent auditor that involve less than $50,000, on the condition that such engagement must be specifically pre-approved by management and management must provide quarterly reports of such activity to the audit committee.

Shareholder Proposals

Shareholder proposals must be received by the Company no later than August 5, 2008 in order to be considered for inclusion in the Company’s annual meeting proxy statement next year. Shareholders who wish to submit a proposal not intended to be included in the Company’s annual meeting proxy statement but to be presented at next year’s annual meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s bylaws to provide notice of such proposal or nomination to the principal executive offices of the Company. This notice must be delivered to the Company by September 17, 2008, but no earlier than August 18, 2008, to be considered for a vote at next year’s annual meeting. The notice must contain the information required by the Company’s bylaws.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report on Form 10-K for the fiscal year ended August 31, 2007 may have been sent to multiple shareholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report on Form 10-K either now or in the future, please contact your bank, broker or other nominee. Upon written or oral request to the Chief Financial Officer, we will provide a separate copy of the annual report and/or proxy statement.

Additional Matters

Other than the proposals and matters described herein, management is not aware of any other matters which will be presented for action at the Meeting. If other matters do come before the Meeting, including any matter as to which the Company did not receive notice by October 19, 2007 and any shareholder proposal omitted from this Proxy Statement pursuant to the applicable rules of the Securities and Exchange Commission, it is intended that proxies will be voted in accordance with the judgment of the person or persons exercising the authority conferred thereby.

By Order of the Board of Directors,

ROBERT C. ARZBAECHER

Chairman of the Board

Butler, Wisconsin

December 3, 2007

It is important that proxies be returned promptly. Therefore, whether or not you expect to attend the Annual Meeting in person, shareholders are requested to complete, date, sign and return their proxies as soon as possible.

A copy (without exhibits) of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2007, as filed with the Securities and Exchange Commission, has been provided with this Proxy Statement. Additional copies of the Form 10-K are available, free of charge, upon request directed to Andrew Lampereur, Executive Vice President and Chief Financial Officer, Actuant Corporation, 13000 West Silver Spring Drive, Butler, Wisconsin 53007.

c/o NATIONAL CITY BANK SHAREHOLDER SERVICES OPERATIONS LOCATOR 5352 P. O. BOX 94509 CLEVELAND, OH 44101-4509

YOUR VOTE IS IMPORTANT!

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares are represented at Actuant Corporation’s 2008 Annual Meeting.

ê    Please fold and detach card at perforation before mailing.    ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON JANUARY 15, 2008.

Robert C. Arzbaecher and Andrew G. Lampereur, and each of them, are hereby authorized as Proxies, with full power of substitution, to represent and vote the Class A Common Stock of the undersigned at the Annual Meeting of Shareholders of ACTUANT CORPORATION, a Wisconsin corporation, to be held on January 15, 2008 at 8:00 a.m. pacific time at Miramonte Resort, 45-000 Indian Wells Lane, Indian Wells, California 92210, or at any adjournments thereof, with like effect as if the undersigned were personally present and voting, upon the matters indicated on the reverse side of this card.

Dated:

Signature

Signature

PLEASE SIGN PERSONALLY AS NAME APPEARS AT LEFT. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If stock is held in the name of two or more persons, all should sign.

ê    Please fold and detach card at perforation before mailing.    ê

ACTUANT CORPORATION	PROXY

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NAMES LISTED IN PROPOSAL 1.

1.	To elect a board of nine Directors:

(1) Robert C. Arzbaecher	(2) Gustav H. P. Boel	(3) Thomas J. Fischer
(4) William K. Hall	(5) R. Alan Hunter	(6) Robert A. Peterson
(7) William P. Sovey	(8) Dennis K. Williams	(9) Larry D. Yost

☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT*

*	To withhold authority to vote for any individual nominee, write that nominee’s name on the line below.

_____________________________________________________________________________________________________________________

2.	In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set out in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.